Exhibit 10.3

POSITRON PROJECT AGREEMENT NO. 1

IN CONNECTION WITH BUSINESS COOPERATION AGREEMENT

JANUARY 15, 2022

This PROJECT AGREEMENT NO. 1 (hereinafter referred to as this “Project Agreement”) is made and entered into as of January 15, 2022 (“Effective Date”), by and between

NEUSOFT MEDICAL SYSTEMS CO., LTD.

a company duly organized and existing under the laws of the People's Republic of China and having its principal place of business at No.177-1, Chuangxin Road, Hunnan District, Shenyang, People's Republic of China 110167 (hereinafter referred to as “NEUSOFT”).

POSITRON CORPORATION

a company duly organized and existing under the Laws of the State of Texas in the United States of America and having its principal place of business at Positron (hereinafter referred to as “POSITRON”) at 1777 Maryland Ave, Niagara Falls, NY 14305

For the Project named:

“Positron Project”

In order to set forth the terms and conditions for the Project “Positron Project” performed under the Business Cooperation Agreement entered into by and between NEUSOFT and Positron numbered 202112300001 on December 31, 2021.

Article 1 :	DELIVERABLES

Upon completion of manufacturing of Product, NEUSOFT shall provide POSITRON with following items:

Items	Configuration Description
NeuWise PET/CT	PET/CT Scanner System

●	Unless otherwise agreed by the Parties, NEUSOFT delivers all Deliverables with its standard packaging;

●	The costs for function improvement or addition of new functions shall be paid by POSITRON based on a pre-negotiated price;

Article 2 :	DEVELOPMENT AND TEST TIME SCHEDULE

2.1	Development time schedule: POSITRON will test PET/CT at a site TBD by POSITRON by a certified physician specialized in the field of nuclear cardiology and oncology. If for any reason the PET/CT does not pass the tests performed using certain radiopharmaceuticals commonly used in cardiac and oncologic diagnostic tests POSITRON may at it choice request and return the PET/CT for a full refund of the purchase price excluding the transport fee for going and returning and others such as insurance and so on.

Article 3 :	PRICE AND PURCHASE ORDER

3.1	Price:

The purchase price for each Product is set forth below. The purchase prices for the Product are to be based on EX WORKS of NEUSOFT's facility in Shenyang, China INCOTERMS® 2010.

No.	Goods Descriptions	Qty.	Unit Price	Amount
1.	NeuWise PET/CT	1	xxxxxxx	xxxxxxx
2
Total $1,000,000 (including Freight Charge)

3.2	Price adjustment:

Both parties agree that at the end of every calendar year, the price of above could be adjusted reflecting changes of material cost, foreign currency exchange rate, and general market situation etc. The price change shall be decided based upon mutual consent of both parties.

3.3	Purchase Order:

In placing orders (“Purchase Order”) with NEUSOFT, POSITRON shall clearly set forth description of the Product, price, model number, quantity, and delivery date, including precise instructions for packing, invoicing and shipping, and other information necessary for the delivery. The Purchase Orders shall not be binding unless they are accepted in writing by NEUSOFT at its sole discretion. Nothing in this Agreement is intended to create any duty on the part of NEUSOFT to accept any Purchase Order, it being understood that the acceptance or rejection of any Purchase Order is at the sole discretion of NEUSOFT.

Article 4 :	PAYMENT CONDITION

After receipt of acceptance of each order from NEUSOFT, Positron shall pay NEUSOFT for Product via Wire Transfer 8 weeks before shipment using following bank details:

The wire transfer/TT instructions are as follows:

●	Bank :

●	Name : NEUSOFT MEDICAL SYSTEMS CO., LTD

●	Account Number :

●	Swift Code :

●	Address: No.33 CaiTa Street, Heping District,ShenYang,Liaoning Prov.,China

Unless otherwise agreed between the parties hereto, currency of payment hereunder shall be the United States Dollars.

Article 5 :	MINIMUM PURCHASE AMOUNT

5.1	MOQ (Minimum Order Quantity)

The Minimum Order Quantity of the Product per each Purchase Order shall be 2 (the “Minimum Order Quantity”) within the twelve (12) Months following FDA 510K Approval.

5.2	POSITRON shall purchase the annual “Minimum Purchase” of the “Deliverables” specified Article 1 starting at the first Purchase Order placement as followings:

Minimum Purchase Amount
Year	Total
1 (12 Months Following 510K Approval estimated to be 2023)	X
2 (2024)	X
3 (2025)	X
4 (2026)	X
5 (2027)	XX
6 (2028)	XX
7 (2029)	XX

●	The chart above is the minimum required to purchase per year.

●	Ordering will be at the first of each quarter.

●	Initial payment for order will be 50% with the balance paid at shipping.

If POSITRON fails to complete an order after down payment NEUSOFT may retain down-payment made as compensation.

5.3	POSITRON shall provide NEUSOFT with the purchase volume forecast for the Components by the 1st day of each Quarter for the period of the next Quarter.

Article 6 :	TERRITORY

Positron 'S sales territory of the Product, purchased under this Project Agreement shall not, without NEUSOFT 's prior written consent, be extended beyond the limits of the following territory:

NORTH AMERICA

POSITRON has the ability, with NEUSOFT’s written approval to expand into markets not serviced by NEUSOFT.

Article 7 :	SPECIFICATION OF THE PRODUCT

Unless otherwise agreed, the specification of the system and options shall be listed in EXHIBIT.

See the NeuWise PET/CT Sales Contract quotation.

Article 8 :	DELIVERY TERMS

The delivery term of Product hereunder shall be EXW(Ex Works) in INCOTERMS 2010 and such delivery shall be made within 8 weeks from the receipt of the full payment, unless otherwise agreed by the Parties in writing.

Article 9 :	TERMINATION

This Agreement shall commence on the Effective Date of this Agreement by both parties and, unless sooner terminated in accordance with the provisions of this Agreement or the Business Cooperation Agreement, shall continue for a period of 7 years. This Agreement shall be renewed automatically for further one (3) year period unless either party has shown objection to the other party in writing by six (6) months prior to expiration or termination of this Agreement.

Article 10 :	MISCELLANEOUS PROVISIONS

All the terms, conditions, covenants, and stipulations set forth in the Business Cooperation Agreement attached hereto are incorporated in this Agreement by reference as though fully set forth.

Article 11:	DISPUTE RESOLUTION AND GOVERNING LAW

Any disputes arising under this Agreement shall be resolved by binding arbitration conducted in China International economic and trade arbitration commission (CIETAC) in Beijing, China, according to the procedures set forth by CIETAC. This Agreement and the interpretation of its articles shall be governed by the laws of the People’s Republic of China, without application of conflicts of law principles.

IN WITNESS WHEREOF, the Parties have caused this Project Agreement to be validly executed by their duly authorized representatives, in duplicate originals.

NEUSOFT MEDICAL SYSTEMS CO., LTD.	POSITRON CORPORATION

Date:	Date:

By	By	/s/ Adel Abdullah
Name: Adel Abdullah
Name:	Title: President

Title: